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EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT

                                       OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             deCODE genetics, Inc.

      Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned corporation (the "Corporation") executes this Certificate of Amendment of its Amended and Restated Certificate of Incorporation.

      1. Section 4.1 of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

            "4.1 Authorized Shares. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Hundred and Six Million, Seven Hundred and Sixteen Thousand, Six Hundred and Sixty-Six (106,716,666), One Hundred Million (100,000,000) shares of which will be Common Stock (the "Common Stock") and Six Million, Seven Hundred and Sixteen Thousand, Six Hundred and Sixty-Six (6,716,666) shares of which will be Preferred Stock (the "Preferred Stock"). The Preferred Stock will have a par value of one-tenth of one cent ($0.001) per share, and the Common Stock will have a par value of one-tenth of one cent ($0.001) for share."

      2. The foregoing amendment has been duly adopted in accordance with the provisions Section 242(b) of the Delaware General Corporation Law.


      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of its Amended and Restated Certificate of Incorporation to be duly executed in its corporate name on this 30th day of August, 2002.

                                                  deCODE genetics, Inc.

                                                  By: /s/ Kari Stefansson
                                                      --------------------------
                                                      Kari Stefansson, President